SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

January 26, 2006

(Date of Report)

January 17, 2006

(Date of Earliest Event Reported)

Hardwood Doors and Milling Specialities, Inc.

 (Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	000-50830 Commission File Number	88-0343804 (IRS Employer I.D. No.)

4302 Hollow Road, Logan, Utah 84321

(Address of Principal Executive Offices)

(435) 245-6004

(Registrant's Telephone Number)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 7, 2005, in an arms length transaction, Hardwood Doors and Milling Specialities, Inc., (the “Company”) entered into an Agreement and Plan of Reorganization, (the “Agreement”) by and between the Company and Calibre Energy, Inc., a Delaware corporation (“Calibre”) and certain shareholders of Calibre.

On January 17, 2006, the parties amended the Agreement in form to provide for the merger (the “Merger”) of MERGER SUB into Calibre pursuant to which the stockholders of Calibre will receive shares of Hardwood in exchange for their shares of Calibre and will receive warrants of Hardwood in exchange for their warrants of Calibre.

In accordance with the provisions of this Agreement and the requirements of applicable law, MERGER SUB shall be merged with and into Calibre as of the Effective Date Calibre shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation” and with MERGER SUB, the “Constituent Corporations”) and the separate existence of MERGER SUB shall cease when the Merger shall become effective.

Other conditions to closing the Agreement include the Company increasing its authorized common stock to 100,000,000 shares, $.001 par value, approving a stock option plan allocating 3,000,000 shares to the plan and changing the name of the Company to Calibre Energy, Inc.  Further, certain shareholder(s) of the Company shall agree to the cancellation of 19,575,000 shares of Common Stock held by same, which cancellation shall occur at such time as the Agreement is being consummated in exchange for $100,000 and all then current cash assets of the Company, less certain expenses to be determined.

At Closing, Prentis B. Tomlinson, Jr., Edward L. Moses and W. Richard Anderson shall be appointed as directors of the Company and Luke Frazier shall resign as a director and officer of the Company.

Item 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.

Title

2

Amended and Restated Agreement and Plan of Reorganization, dated

January 17, 2006

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HARDWOOD DOORS & MILLING

SPECIALITIES, INC.

DATE:  January 26, 2006

/s/ Luke Frazier

By:__________________________

Luke Frazier

CEO and Chief Financial Officer

2